Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Goldman Sachs Private Credit Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$194,611,622.75(1)	0.01531%	$29,795.04(2)

Fees Previously Paid			—

Total Transaction Valuation	$194,611,622.75(1)

Total Fees Due for Filing			$29,795.04(2)

Total Fees Previously Paid			—

Total Fee Offsets

Net Fee Due			$29,795.04(2)

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 7,707,391 Class I Shares of Goldman Sachs Private Credit Corp. at a price equal to $25.25 per share, which represents the Fund’s net asset value as of October 31, 2024.

(2) Calculated at $153.10 per $1,000,000 of the transaction value of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2025, which is effective October 1, 2024.

Table 2 - Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source